                                                                  EXHIBIT 10.49


                           *CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                          MARKETING ALLIANCE AGREEMENT

     This Marketing Alliance Agreement ("Agreement") is entered as of April 11, 1996 by and between Infoseek Corporation ("Infoseek"), a California corporation with its principal place of business at 2620 Augustine Drive, Suite 250, Santa Clara, California 95054 (facsimile number: 408-986-1889), and Kanematsu Corporation ("Kanematsu"), a Japanese corporation with its principal place of business at 2-1, Shibaura 1-Chome, Minato-ku, Tokyo 105-05 (facsimile number:
011-81-3-5440-6524).

I.   BACKGROUND

     Infoseek and Kanematsu intend to pursue a two-phase strategic alliance. This Marketing Alliance Agreement comprises the first phase of the alliance whereby Infoseek and Kanematsu Corporation agree to jointly develop, deploy and operate the Japanese-language Infoseek service described below ("Phase One Service"). In the second phase of the alliance ("Phase Two Service"), Infoseek and Kanematsu intend to enter into a Joint Venture Agreement to create "Infoseek Japan JV," a joint venture corporation in Japan, which will deploy and operate a second generation Infoseek Japan search service utilizing an internationalized indexing and searching technology ("Moby Technology") intended to be developed and financed during the Phase One Service. This Agreement sets forth the terms and conditions of the first phase of the strategic alliance and the exchange of information and conduct of the parties for the Phase One Service. Furthermore, the parties acknowledge that Kanematsu will be participating, on the same terms as the other investors, in the Infoseek Series E Preferred Stock financing, which the parties anticipate will close on or about the time of execution of this Agreement. This Agreement does not create any obligations, other than those created in the MOU, of either party with respect to Phase Two Service or the Joint Venture Agreement; Phase Two Service and the Joint Venture Agreement are subject to negotiation under the terms of the March 11, 1996 Memorandum of Understanding ("MOU") between the parties which, notwithstanding Section M(1) hereof, remains in effect and in existence in accordance with its terms insofar as it relates to the Phase Two Service and the Joint Venture Agreement.

II.  PHASE ONE SERVICE OF THE INFOSEEK AND KANEMATSU STRATEGIC ALLIANCE

A.   PRODUCT/SERVICE:

     The Phase One Service will consist of three major components:

     i.    a command bar with Japanese relevant content,

     ii. an indexing and search capability which will index and search Japanese documents and

     iii. a directory which will contain listings of Japanese sites with reviews written in the Japanese language and a translation of the Infoseek Guide Directory into the Japanese language ("Infoseek Guide Directory" is defined as Infoseek's current English language based directory).

     1. Kanematsu will be responsible for acquiring, on a continuing basis, third-party content to be placed on the command bar of the Phase One Service and all costs associated with such acquisition.

     2. Kanematsu will be responsible for acquiring or licensing a third party indexing and searching capability which will index and search for Japanese documents, and all costs associated with such acquisition. This indexing and searching capability will be deployed on the Phase One Service.

     3. Kanematsu will be responsible for acquiring or licensing, on a continuing basis, third party directories for use in the Phase One Service which will contain listings of Japanese sites with reviews written in the Japanese language, and all costs associated with such acquisition.

     4. Kanematsu will be responsible for translating the existing Infoseek Guide Directory for use in the Phase One Service (including site label/title and site descriptions/reviews).

     5. Infoseek will assist Kanematsu in adding third-party content to the Infoseek Japan command bar.

     6. Infoseek will assist Kanematsu in adding translation changes to the Infoseek Japan directory, including assistance in adding listings of Japanese sites with reviews written in the Japanese language.

     7. Infoseek will have the overall responsibility for the design, implementation and operation of the Phase One Service, including the incorporation of the Kanematsu acquired or licensed third-party content and technology into the Phase One Service; accordingly, Kanematsu's activities under Sections A(1), A(2), A(3) and A(4) will be subject to the reasonable approval of Infoseek.

     8. Kanematsu agrees to (i) assist Infoseek in understanding the Japanese market and the Kanematsu acquired or licensed third-party content and technology and (ii) provide the necessary level of business and engineering resources required during the Phase One Service to implement Sections A(1), A(2), A(3) and A(4), namely to, without limitations:

            i.    license or acquire Japanese relevant third-party content,

            ii. license or acquire third-party directory listings of Japanese sites,

            iii. license or acquire third-party indexing and search capability to be deployed on the Phase One Service and

            iv.   translate the existing Infoseek Guide Directory listings.

            Any payments to third parties in connection with anything acquired or licensed from a third-party, as contemplated above, whether in connection with up-front fees, royalties or otherwise will be borne by Kanematsu and Kanematsu will indemnify Infoseek from any damages, liabilities, costs, expenses and attorneys fees in connection with any claim of infringement, misappropriation or otherwise in connection therewith or with anything else provided by Kanematsu. Infoseek will similarly indemnify Kanematsu from third party claims of infringement or misappropriation by anything provided by Infoseek to Kanematsu.

     9. The Phase One Service shall be operated by Infoseek at an Infoseek facility in the United States.

B.   FINANCIAL:

     1.    Within five (5) days after the date this Agreement is signed by the
*          parties, Kanematsu will make a non-refundable payment to Infoseek of
           [        ], which is intended to fund the direct costs of the design, implementation and operation

- ---------------

* CONFIDENTIAL TREATMENT REQUESTED
  FOR REDACTED PORTION

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*          of the Phase One Service; up to [ ] of which is associated with the purchase of dedicated equipment for the Phase One Service. This equipment may be purchased directly or leased by Infoseek as determined by Infoseek or purchased directly or leased by Kanematsu, whichever is more cost effective for the parties. Any purchased equipment will be owned by Kanematsu. Infoseek has provided Kanematsu with a rough breakdown of currently anticipated cost categories.

     2. Both Infoseek and Kanematsu will sell advertising on the Phase One Service pursuant to standard mutually agreed upon terms, conditions and policies; provided that neither party may make any commitment on the other party's behalf. Kanematsu shall forward any advertising order to Infoseek for acceptance and implementation. Each party will be responsible for collecting on advertising it sells. If
* Infoseek sells advertising, Infoseek will receive [ ] of the Net Advertising Revenues from advertising which Infoseek sells ("Net Advertising Revenues" is defined as the gross advertising revenues actually received less any applicable advertising frequency discounts, advertising agency discounts, advertising sales commissions, refund, rebates and other standard deductions). If
* Kanematsu sells advertising, Kanematsu will receive [ ] of Net Advertising Revenues from advertising for which Kanematsu forwarded firm orders. However, neither party will be entitled under this
*          Section B(2) to [ ] of Net Advertising Revenue from advertising [ ]
*          those specified in the [ ] applicable [ ] for the Phase One Service.
*          (Until a separate suggested [ ] is mutually agreed, Infoseek's
*          current [            ] will be used.)

*    3.    Notwithstanding the [ ] Kanematsu may receive pursuant to Section
* B(2), Kanematsu will receive [ ] of the Net Advertising Revenues of the Phase One Service as consideration for acquiring the content, licensing or acquiring an indexing and search capability, licensing or acquiring the directory listings, and translation of the Infoseek Guide Directory listings.

     4.    It is Infoseek's assumption under this Agreement and the MOU that a
 *         [ ] arrangement between Infoseek and Infoseek's major distribution
 * entity will [ ] for the Phase One Service and Phase Two Service on such distributor's search page. If this flat fee payment arrangement is made, then any expenses associated with this arrangement will not be deducted from the Net Advertising Revenue during the Phase One Service. If a flat fee payment arrangement is not made, the above percentages, as well as the MOU's allocations, to which Kanematsu is entitled may have to be adjusted downward. Such adjustment shall be mutually agreed upon by both parties. Such agreement shall not be unreasonably withheld or delayed.

     5. Both parties acknowledge that royalties and third party payments paid by Infoseek to entities including, without limitation, distribution entities (other than the major distribution entity referred to in Section B(4) above), may be attributable to the Phase One Service and may be apportioned against the remaining balance of the Net Advertising Revenues prior to the distribution to the parties. (However, any payments Kanematsu is required to bear under Section A hereof, except for mutually agreed payments to content providers based on Net Advertising Revenues, will not be so apportioned.) Both parties will mutually agree in writing and in advance to any such royalties and third party payments attributable to the Phase One Service.


- ----------------------------------------
*CONFIDENTIAL TREATMENT REQUESTED
 FOR REDACTED PORTION

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

     6. Any remaining balance of the Net Advertising Revenues shall be shared on an equal basis by Infoseek and Kanematsu.

     7.    Any internationalization engineering performed by Infoseek during the
*          Phase One Service term, with [ ] as to cost to prepare and develop
*          the Moby Technology to be localized for the Phase Two Service, [ ].
           Costs associated with this engineering effort will be determined by Infoseek and shall be limited to direct costs. If the Phase Two Service is implemented, Infoseek shall grant a royalty-free (except as provided in Section II.C.7 of the MOU) license to the relevant Infoseek technology to Infoseek Japan JV for the Phase Two Service, in accordance with Section II.C.4 of the MOU. If the Phase Two Service is not implemented and the parties cannot agree on a
 *         mutually satisfactory licensing arrangement, [
 *                                                                   ].

     8. Within thirty (30) days after the end of each calendar quarter, each party will provide the other with its calculation of Net Advertising Revenues and apportionment with respect thereto in detail. Within an additional thirty (30) days thereafter, the parties will reconcile their accounts and make payments (i) to effect the foregoing allocation of Net Advertising Revenues and (ii) to ensure that each party is reimbursed for the portion borne by it of amounts deducted in determining Net Advertising Revenues or apportioned against Net Advertising Revenues. All payments between the parties will be made in U.S. dollars and all conversions from yen will be calculated based on the mean of the exchange rates quoted in the New York Wall Street Journal for the first day of the applicable quarter and the last day of the applicable quarter. Each party shall have the right, at its own expense, during the term of this Agreement and for one (1) year thereafter, to hire an independent public accountant, reasonably acceptable to the other, to examine the relevant financial books and records of the other at normal business hours, upon reasonable notice to determine or verify the calculation and apportionment of Net
* Advertising Revenues. If errors of [ ] percent [ ] or more in the other party's favor are discovered as a result of such examination, the other party shall bear the expense of such examination and pay the deficiency immediately. As a condition to such examination, the independent public accountant shall execute a written agreement, reasonably satisfactory in form and substance, to maintain in confidence all information obtained during the course of any such examination, except for disclosure to the hiring party as necessary to evidence improper calculation or apportionment of Net Advertising Revenues.

     9.    It is currently anticipated that if the Phase Two Service is
*          implemented, Kanematsu shall [  ] incurred pursuant to Sections [ ]
*          and [ ] of this Agreement from Infoseek Japan JV, subject to
*          financing for such [ ] being made available to Infoseek Japan JV
*          from Kanematsu over [ ] period beginning on the [ ] of the Joint
* Venture Agreement at a [ ] rate and on [ ] to be [ ] between Kanematsu and Infoseek Japan JV.

 C.   TRADEMARKS:

      All applicable Infoseek trademarks and service marks will be licensed to Kanematsu solely for use in advertising brochures and other promotional material in conjunction with the Phase One Service, all subject to the reasonable approval of Infoseek. Infoseek retains ownership of all Infoseek trademarks and service marks. Kanematsu agrees to


- ------------------------ ---------------
 * CONFIDENTIAL TREATMENT REQUESTED
   FOR REDACTED PORTION

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     utilize the Infoseek trademarks and service marks according to Infoseek's current guidelines.

 D.  ALLIANCES:

     1. Kanematsu will pursue the necessary alliances to acquire third-party content for the Phase One Service.

     2. Kanematsu will pursue an alliance with Dentsu for advertising sales and NTT for business listings (which may include regional and local advertising).

*    3.    Infoseek will [ ] for premier listing of the Phase One Service on
*          the [ ] page for the Japanese version of the [ ].

 E.  TECHNOLOGY OWNERSHIP:

     1. Ownership of any Infoseek technology, including but not limited to its indexing and search capability, and any technology licensed or acquired by Infoseek, and all applicable interfaces developed by Infoseek to enable the translation efforts, will remain with Infoseek and its licensors. Furthermore, Infoseek shall exclusively own all right, title and interest (including patent rights, copyrights, trade secret rights, and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, during the term of this Agreement, by Kanematsu personnel that are loaned to Infoseek as contemplated by Section H(1) or that otherwise assist Infoseek in connection with the subject matter of this Agreement or the Moby Technology.

            i. Kanematsu hereby makes and will provide all assignments necessary to accomplish the foregoing ownership provision and agrees to assist Infoseek, at Infoseek's expense, in every proper way to evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain, and defend such proprietary right.

            ii. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under the applicable law, the assigning party hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement that would violate such Moral Rights in the absence of such consent. The assigning party will obtain and confirm any such waivers and consents from time to time as requested by the other party.

     2. Except as provided in Section E(1), ownership of any Kanematsu technology, including but not limited to its index and search capability, and any technology licensed or acquired by Kanematsu, will remain with Kanematsu and its licensors. However, if any developments or ideas assigned to Infoseek under Section E(1) cannot be reasonably made, used, reproduced or distributed without using or violating the intellectual property rights in the technology owned by Kanematsu and not assigned hereunder, Kanematsu hereby grants the Infoseek a perpetual, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology rights, except those technology rights related to indexing and searching technology acquired by Kanematsu pursuant to fulfilling its obligation in Section A(2).

- ---------------

* CONFIDENTIAL TREATMENT REQUESTED
  FOR REDACTED PORTION

F.   CONFIDENTIALITY:

     1. Kanematsu agrees that all code, inventions, algorithms, know-how and ideas and, if in (or, within 30 days of disclosure, reduced to) tangible form and marked as "Confidential" or "Proprietary," all other business, technical and financial information it obtains from Infoseek, shall be the Proprietary Information of Infoseek. Infoseek agrees that any marketing techniques or information it obtains from Kanematsu that are in (or, within 30 days of disclosure are reduced to) tangible form and marked "Confidential" or "Proprietary" shall be the Proprietary Information of Kanematsu. Except as expressly and unambiguously allowed herein, each party will hold in confidence and not use or disclose any of the other party's Proprietary Information and shall similarly bind its employees in writing. Neither party shall be obligated under this Section F with respect to information it can document:

            i. is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or

            ii. is received by it without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

            iii. was rightfully in the possession of the receiving party without restriction prior to its disclosure by the disclosing party; or

            iv. was independently developed by employees or consultants of the receiving party without access to the disclosing party's Proprietary Information.

            Notwithstanding the foregoing, anything assigned by Kanematsu to Infoseek in connection with this Agreement shall be deemed the Proprietary Information of Infoseek disclosed by Infoseek to Kanematsu and exceptions (iii) and (iv) above will not be applicable thereto.

     2. Each party acknowledges that any disclosure or unauthorized use of the other party's Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to such other party for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, such other party shall have the right to obtain injunctive relief.

G.   LIMITED LIABILITY:

     1. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, EXCEPT UNDER SECTION F, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER.

H.   MANAGEMENT:

     1. Infoseek shall be responsible for the program management of the design, development and operation of the Phase One Service, which may include management of Kanematsu personnel loaned to Infoseek at Infoseek's request (such personnel will remain employees of Kanematsu and Kanematsu will be

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           responsible for compensation, insurance, tax withholding and all other matters with respect to such employees); Infoseek may terminate the loan of any Kanematsu personnel at any time at its will. Employees of Kanematsu who are on loan to Infoseek do not have any power or authority whatsoever to enter into any contract or agreements with, or make any commitment to, Infoseek on Kanematsu's behalf, unless expressly authorized to do so by Kanematsu.

     2. During the Phase One Service period and in anticipation of the Phase Two Service, Infoseek and Kanematsu will cooperate to appoint the management personnel for the Phase Two Service.

     3. During the Phase One Service period, Kanematsu shall organize and staff a working committee ("Working Committee") within Kanematsu to promote Infoseek Japan, sell advertising, and prepare for the Phase Two Service.

     4. Kanematsu and any members of its Working Committee, may assist Infoseek, at Infoseek's request, in the operation of the Phase One Service on an interim basis.

I.   TERM AND TERMINATION:

     1. The term of the Phase One Service shall be for a period ending upon the completion of the development of Infoseek's Moby Technology which is anticipated to be the end of July 1996. At the end of the Phase One Service term both parties anticipate transitioning to the Phase Two Service. In the event Infoseek and Kanematsu agree that the Phase One Service should be extended beyond July 1996, such extension shall be subject to terms for such extension as may be mutually agreed upon in writing, including without limitation, additional financing for such extended Phase One Service period.

     2. Either party may terminate this Agreement upon 30 days written notice if the assumption made in Section B(4) does not materialize or any financial arrangement or adjustment referred to in Section B is materially wrong or cannot be agreed upon or if such party is otherwise materially losing money on the Phase One Service.

     3. If either party should materially breach a material provision of this Agreement, the other may terminate this Agreement upon 60 days written notice unless the breach is cured within the notice period.

     4. Responsibilities for payments to third parties, indemnities and accrued payments, as well as Sections E, F, G and J through M will survive any expiration or termination of this Agreement.

J.   RELATIONSHIP OF THE PARTIES:

     Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract or obligation.

K.   ASSIGNMENT:

     Neither party shall have any right or ability to assign, transfer, or sublicense any obligations or benefits under this Agreement without the written consent of the other

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     except that a party may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to substantially all its business or assets.

 L.  NOTICE:

     Notices under this Agreement shall be sufficient only if personally delivered, sent by confirmed facsimile, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received 5 days after deposit in the U.S. mails.

 M.  MISCELLANEOUS:

     1. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties.

     2. During the term of this Agreement and for eighteen months thereafter, neither party will encourage or solicit any employee or consultant to leave the employ of the other party; the foregoing does not prohibit mass media advertising not specifically directed towards the other party's employees or consultants.

*    3.    Both parties agree that [ ] of this Agreement or, [ ] the MOU is [ ], neither party nor any affiliate thereof, will engage in any
*          Internet [ ] or Internet [ ] business or activity (or preparation
* therefor) specifically directed to [ ] or [ ] markets other than pursuant to this Agreement, or assist or encourage any other person
*          or organization in doing so. This will not prevent [ ] from accepting
*          [ ] in connection with an [ ] service not specifically [ ] on [ ].

     4. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

     5. Both parties agree that no press releases or other publicity relating to the existence or substance of the matters contained herein will be made without the joint approval of the parties.

     6. This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Any disputes will be settled by arbitration in Santa Clara, California (which arbitration shall be binding and enforceable in any court of competent jurisdiction) in accordance with the rules of the American Arbitration Association (AAA). In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

 ---------------

 * CONFIDENTIAL TREATMENT REQUESTED
   FOR REDACTED PORTION

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


     7. The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

     8. No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of such party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


INFOSEEK CORPORATION
in Santa Clara, California, USA


By
  -------------------------------

Name  ROBERT E. L. JOHNSON
    -----------------------------

Title  April 11, 1996
     ----------------------------


KANEMATSU CORPORATION
in Tokyo, Japan


By
  -------------------------------

Name  MASAAKI TAKEUCHI
    -----------------------------

Title  General Manager
       Computer Communication & Aircraft Div.
     -------------------------------------





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